UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                                TIG Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    872469101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1 and (2); has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 872469101                    13G                     Page 2 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        GE Investment Management Incorporated, as Investment Adviser to
        certain entities and accounts
        I.R.S. #06-1238874
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           144,720
      OWNED BY        ----------------------------------------------------------
        EACH           6
      REPORTING            SHARED VOTING POWER
       PERSON         ----------------------------------------------------------
        WITH           7   SOLE DISPOSITIVE POWER

                           144,720
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        144,720
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.3% (1.3% if aggregated with the shares owned by General Electric Investment Corporation)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 872469101                    13G                     Page 3 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Investment Corporation, as Investment Adviser to certain entities and accounts
        I.R.S. #22-2152310
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Delaware
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           507,536
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           507,536
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         507,536
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        1% (1.3% if aggregated with the shares owned by GE Investment Management Incorporated)
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

-------------------                                            -----------------
CUSIP No. 872469101                    13G                     Page 4 of 9 Pages
-------------------                                            -----------------

--------------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        General Electric Company
        I.R.S. #14-0689340
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
--------------------------------------------------------------------------------
   3    SEC USE ONLY


--------------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        State of New York
--------------------------------------------------------------------------------
      NUMBER OF        5   SOLE VOTING POWER
       SHARES
    BENEFICIALLY           Disclaimed (see 9 below)
      OWNED BY        ----------------------------------------------------------
        EACH           6   SHARED VOTING POWER
      REPORTING
       PERSON              0
        WITH          ----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER

                           Disclaimed (see 9 below)
                      ----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER

                           0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        Beneficial ownership of all shares disclaimed by General Electric
        Company
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Not applicable
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Amendment No. 1 amends the Statement on Schedule 13G (the "Schedule 13G") filed by General Electric Company, a New York corporation ("GE"), General Electric Investment Corporation, a Delaware corporation and a wholly owned subsidiary of GE ("GEIC") and GE Investment Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEIM") on February 18, 1997. GEIC acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, and may be deemed to be a beneficial owner of 507,536 shares of Common Stock of TIG Holdings Inc. (the "Issuer") owned by such entities and accounts. GEIM acts as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, and may be deemed to be a beneficial owner of 144,720 shares of Common Stock of the Issuer owned by such entities or accounts. GEIM and GEIC each expressly disclaim that they are members of a "group". GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group".

            The Items from the Schedule 13G are hereby amended to read as follows:

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 1998


                                  GENERAL ELECTRIC INVESTMENT
                                  CORPORATION, as Investment Adviser to
                                  certain entities and accounts


                                  By:  /s/ Michael M. Pastore
                                       ----------------------------
                                       Name:  Michael M. Pastore
                                       Title:  Vice President

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998


                                  GE INVESTMENT MANAGEMENT INCORPORATED, as
                                  Investment Adviser to
                                  certain entities and accounts


                                  By:  /s/ Michael M. Pastore
                                       ----------------------------
                                       Name:  Michael M. Pastore
                                       Title:  Vice President

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 12, 1998


                                  GENERAL ELECTRIC COMPANY


                                  By:  /s/ John H. Myers
                                       --------------------------
                                       Name:  John H. Myers
                                       Title:  Vice President

                                                                      Schedule I

                            JOINT FILING AGREEMENT

            This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of TIG Holdings Inc. is being filed on behalf of each of the undersigned.

Dated: February 12, 1998



                              GENERAL ELECTRIC INVESTMENT
                              CORPORATION, as Investment Adviser to
                              certain entities and accounts


                              By:  /s/ Michael M. Pastore
                                   ------------------------------------
                                   Name:  Michael M. Pastore
                                   Title:  Vice President

                              GE INVESTMENT MANAGEMENT
                              INCORPORATED, as Investment Adviser to
                              certain entities and accounts


                              By:  /s/ Michael M. Pastore
                                   ------------------------------------
                                   Name:  Michael M. Pastore
                                   Title:  Vice President

                              GENERAL ELECTRIC COMPANY


                              By:  /s/ John H. Myers
                                   ------------------------------------
                                   Name:  John H. Myers
                                   Title:  Vice President